UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 1, 2012

ECHOSTAR CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	001-33807	26-1232727
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	100 INVERNESS TERRACE E. ENGLEWOOD, COLORADO	80112
(Address of principal executive offices)		(Zip Code)

(303) 706-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

Broadcast Agreement.  In connection with the distribution of DISH Network Corporation’s (“DISH”) technology and set-top box business and certain infrastructure assets (the “Spin-off”) to us, which was completed on January 1, 2008, we entered into a broadcast agreement pursuant to which we provided certain broadcast services to DISH, including teleport services such as transmission and downlinking, channel origination services, and channel management services for a period ending on January 1, 2012.  DISH had the ability to terminate channel origination services and channel management services for any reason and without any liability upon at least 60 days notice to us.  If DISH terminated teleport services for a reason other than our breach, DISH was obligated to pay us the aggregate amount of the remainder of the expected cost of providing the teleport services.  The fees for the services provided under the prior broadcast agreement were calculated at cost plus a fixed margin, which varied depending on the nature of the products and services provided.  We had previously disclosed that we expected to enter into an agreement pursuant to which we would continue to provide certain broadcast services to DISH after January 1, 2012.

Effective January 1, 2012, we and DISH entered into a new agreement (the “2012 Broadcast Agreement”) pursuant to which we will continue to provide broadcast services to DISH, for the period from January 1, 2012 to December 31, 2016.  The material terms of the 2012 Broadcast Agreement are substantially the same as the material terms of the prior broadcast agreement which is described in Note 19 of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 under the caption “Services and other revenue – DISH Network,” except that: (i) the fees for services provided under the 2012 Broadcast Agreement are calculated at either: (a) our cost of providing the relevant service plus a fixed dollar fee, which is subject to certain adjustments; or (b) our cost of providing the relevant service plus a fixed margin, which will depend on the nature of the services provided; and (ii) if DISH terminates the teleport services provided under the 2012 Broadcast Agreement for a reason other than our breach, DISH is generally obligated to pay us the aggregate amount of the remainder of the expected fees for such teleport services subject to an offset for amounts generated from our required efforts to mitigate any costs directly relating to discontinuing the teleport services or other costs incurred by us in order to provide the services.  At the commencement of the 2012 Broadcast Agreement, the aggregate pricing for the services provided thereunder will be substantially the same as the aggregate pricing for the services provided under the prior broadcast agreement at the time of its expiration.

Receiver Agreement.  In connection with the Spin-off, we and DISH entered into a receiver agreement  pursuant to which DISH had the right, but not the obligation, to purchase digital set-top boxes and related accessories, and other equipment from us for a period ending on January 1, 2012.  The prior receiver agreement allowed DISH to purchase digital set-top boxes, related accessories and other equipment from us at our cost plus a fixed percentage margin, which varied depending on the nature of the equipment purchased.  Additionally, we provided DISH with standard manufacturer warranties for the goods sold under the prior receiver agreement.  DISH was able to terminate the prior receiver agreement for any reason upon at least 60 days notice to us.  We were able to terminate the prior receiver agreement if certain entities were to acquire DISH.  The prior receiver agreement also included an indemnification provision, whereby the parties indemnified each other for certain intellectual property matters.  We had previously disclosed that we expected to enter into an agreement pursuant to which we would continue to sell digital set-top boxes and related components to DISH after January 1, 2012.

Effective January 1, 2012, we and DISH entered into a new agreement (the “2012 Receiver Agreement”) pursuant to which DISH continues to have the right, but not the obligation, to purchase digital set-top boxes, related accessories, and other equipment from us for the period from January 1, 2012 to December 31, 2014.  DISH has an option, but not the obligation, to extend the 2012 Receiver Agreement for one additional year upon 180 days notice prior to the end of the term.  The material terms of the 2012 Receiver Agreement are substantially the same as the material terms of the prior receiver agreement which is described in Note 19 of the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 under the caption “Equipment revenue – DISH Network,” except that the 2012 Receiver Agreement allows DISH to purchase digital set-top boxes, related accessories and other equipment from us either: (i) at a cost (decreasing as we reduce costs and increasing as costs increase) plus a dollar mark-up which will depend upon the cost of the product subject to a collar on our mark-up; or (ii) at cost plus a fixed margin, which will depend on the nature of the equipment purchased.  Under the 2012 Receiver Agreement, our margins will be increased if we are able to reduce the costs of our digital set-top boxes and our margins will be impaired if these costs increase.  At the commencement of the 2012 Receiver Agreement, the aggregate pricing for the digital set-top boxes, related accessories, and other equipment sold under the 2012 Receiver Agreement will be substantially the same as the aggregate pricing for the products and equipment sold under the prior receiver agreement at the time of its expiration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHOSTAR CORPORATION
Dated: January 6, 2012	By:	/s/ Dean A. Manson
Dean A. Manson
Executive Vice President, General Counsel and Secretary